EXHIBIT 99.01

Chegg Reports Q3 2016 Earnings
Strong Quarter Driven by Chegg Services Revenue Growth of 44%

SANTA CLARA, Calif., November 7, 2016 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Student Hub, today reported financial results for the three months ended September 30, 2016.

“We are very pleased with our Q3 results, where for the first time we exceeded more than 800,000 Chegg Services subscribers in a quarter,” said Dan Rosensweig, CEO of Chegg. “This was driven by strong growth across the board in new customers, retention, and engagement.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Q3 2016 Financial Highlights:

Total Net Revenues of $71.3 million, a decrease of 12% compared to Q3 2015;
Non-GAAP Total Net Revenues of $55.5 million, an increase of 22% compared to Q3 2015;
Chegg Services Revenues grew 44% year-over-year to $29.7 million, or 42% of total net revenues compared to 25% in Q3 2015;
Required Materials Revenues of $41.7 million compared to $60.7 million in Q3 2015;
Gross Profit was $32.6 million;
Non-GAAP Gross Profit was $32.7 million;
Net Loss was $16.1 million;
Non-GAAP Net Loss was $3.1 million; and
Adjusted EBITDA was $0.2 million.

Non-GAAP total net revenues and the related year-over-year percentage increase presents total net revenues as if the transition of textbook inventory investment and textbook logistics and fulfillment functions for Chegg’s print textbook business to Ingram Content Group (Ingram) was complete and the revenues from print textbook business was entirely commission-based. For more information about Non-GAAP total net revenues and a reconciliation of Non-GAAP total net revenues to total net revenues, see the sections of the press release titled “Use of Non-GAAP Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Q3 2016 Business Highlights:

Over 800,000: number of Chegg Services subscribers in Q3 2016;
80%: renewal rate for Chegg Study subscribers in Q3 2016;
Over 3.8 million: questions viewed in Chegg Study in Q3 2016;
Over 65%: growth in tutoring minutes from Q3 2015; and
$4.0 million: remaining Chegg print textbook library.

Business Outlook:

Our revenues are comprised of two revenue streams: Required Materials revenues, which includes print textbooks, eTextbooks, and Ingram commission revenues; and Chegg Services revenues, which includes Chegg Study, Chegg Tutors, Enrollment Marketing, Brand Partnerships, Writing Tools and Careers.

Fourth Quarter 2016

Total Net Revenues in the range of $55 million and $60 million;
Non-GAAP Total Net Revenues in the range of $48 million and $52 million;
Chegg Services Revenues in the range of $41 million and $44 million;
Gross Margin between 65% and 67%; and
Adjusted EBITDA in the range of $12 million and $14 million.

Adjusted EBITDA guidance for the fourth quarter includes approximately $0.4 million for textbook depreciation and excludes approximately $10.1 million for stock-based compensation expense, $4.1 million for other depreciation and amortization expense; and $1.5 million for acquisition-related compensation costs. It assumes, among other things, that no additional business acquisitions, investments, restructuring actions, or legal settlements are concluded and that there are no further revisions to share-based compensation estimates.

Fiscal Year 2016

Total Net Revenues in the range of $246 million and $251 million;
Non-GAAP Total Net Revenues in the range of $191 million and $195 million;
Chegg Services Revenues in the range of $126 million and $129 million;
Gross Margin between 51% and 53%; and
Adjusted EBITDA in the range of $18 million and $20 million.

Adjusted EBITDA guidance for fiscal year 2016 includes approximately $9.3 million for textbook depreciation and excludes approximately $43.0 million for stock-based compensation expense; $14.1 million for other depreciation and amortization expense; $(0.3) million for restructuring charges; and $5.0 million for acquisition-related compensation costs. It assumes, among other things, that no additional business acquisitions, investments, restructuring actions, or legal settlements are concluded and that there are no further revisions to share-based compensation estimates.

Fiscal Year 2017

Total Net Revenues of $230 million;
Chegg Services Revenues of $172 million; and
Adjusted EBITDA of $35 million.

The quarterly contribution of fiscal year 2017 total net revenues is approximately 25% in Q1 2017, 22% in Q2 2017, 25% in Q3 2017 and 28% in Q4 2017. The quarterly contribution of fiscal year 2017 adjusted EBITDA is approximately 15% in Q1 2017, 22% in Q2 2017, 15% in Q3 2017 and 48% in Q4 2017.

Adjusted EBITDA guidance for fiscal year 2017 excludes approximately $35.0 million for stock-based compensation expense; $18.5 million for other depreciation and amortization expense; and $6.0 million for acquisition-related compensation costs. It assumes, among other things, that no additional business acquisitions, investments, restructuring actions, or legal settlements are concluded and that there are no further revisions to share-based compensation estimates.

Prepared Remarks - Dan Rosensweig, CEO Chegg Inc.

Good afternoon everyone, and thanks for joining the call. Before we get started, I’d like to welcome Tracey Ford, our new Vice President of Investor Relations. Tracey joins Chegg following more than 13 years at eBay and PayPal and we couldn’t be happier to add her to our team.

Welcome Tracey.

On today’s call we will:

•	Cover the continued strong performance in Chegg Services and our key growth drivers;

•	Update you on our textbook transition which we are excited to say is finally coming to an end;

•	Preview our first ever analyst day; and

•	Finally, Andy will walk you through our financials and outlook.

Chegg is a platform for student success focused on providing products and services that improve outcomes. This means we offer direct-to-student services that are on-demand, adaptive, personalized, affordable and entirely online. Importantly, all of our services are interconnected and benefit from one another. We believe students already consider us an indispensable learning tool, in and out of the classroom, with proprietary tools that are backed by live human help. We believe we are building the brand and platform that students from middle school into their early careers will turn to first because we help enable a much broader set of improved outcomes that include accelerated learning, less debt, and of course better jobs.

Our goal is to reach more students and know more about them than any other brand. As more students use Chegg more often, we are able to rapidly improve the quality and relevance of each of our services and on a per student basis. This creates a powerful virtuous circle, which we believe improves each service and helps us introduce new offerings to students at the right time, at a very low cost.

The ongoing momentum in our business is evidence that our vision has already begun taking shape and we are on track for our most successful year yet.

In fact, in Q3 our Chegg Services subscriber base totaled more than 800,000 in the quarter - a new record for Chegg - representing more than 40% growth over last year. For all of 2016, we expect to end the year with about 1.5 million Chegg Services subscribers.

The largest of these services, Chegg Study, continues to show significant growth and most importantly is positively impacting academic performance. The efficacy of this service is evident in its increasing reach and engagement, which we continue to see year-over-year growth in both frequency of subscriber visits as well as total questions asked and solutions viewed per subscriber. Furthermore, Chegg Study continues to have a monthly renewal rate of about 80%, and students consistently report in our user surveys that Chegg Study helps them master their subjects, do better on exams, and pass their classes.

Even in a world of technology and personalization, not all students can learn with technology alone, some students need human help as well. That is why we are building what we believe to be the largest online marketplace for highly qualified, low-cost tutors who can help students learn on-demand, in real-time, via video, audio or text in any subject, and any language. And we continue to see very strong momentum in this business with significant growth in students, tutors, and in overall tutoring minutes the last of which grew over 65% in Q3, year-over-year.

Writing is one of the most challenging areas for students in high school and college as demonstrated by the fact that in the last 12 months about 30 million visitors used our writing services, including Easy Bib. We are very pleased with the progress we’ve made integrating these services into the Chegg platform and we are very excited by the potential they have to enhance and extend the power of the Chegg brand to students beginning as early as junior high school.

As a platform business, an important measure of performance is our ability to attach customers to multiple services. We believe we are continuing to demonstrate success here as the attach rate to Chegg Study from our textbook customers grew another 25% year over year in Q3. In addition, about 50% of Chegg Tutors’ customers are continuing to come directly from Chegg Study, which we believe reinforces the fact that each of our services are even more powerful as a platform.

Textbooks remain a significant pain point for students and a low-cost customer acquisition channel for Chegg that helps us build our brand, add to our data, and ultimately attach students to Chegg’s multiple services. We are able to do this efficiently through our partnership with Ingram, and I’m happy to tell you that this semester is the last in which Chegg will own any of the books we are marketing directly to students. It's been a long 2-year journey but the transition is finally reaching conclusion.

Our textbook service also provides a channel for our advertising partners. Chegg’s iconic orange brand, which have been arriving in dorm rooms across America, are delivering textbooks along with more than 6 million product samples and inserts - a record for Chegg in the quarter - from brands such as Coke, DirecTV, RedBull, Shutterfly, Starbucks, Tide, and others all of who are discovering Chegg as a way to provide unique opportunities to reach their most coveted audience which is young people.

We have had an outstanding 2016 and we continue to invest in and build towards our long term vision to help students improve their outcomes and gain more productive careers. This brings us to a very exciting moment, Chegg’s first ever analyst day and let me walk you through our agenda for next week. With the US and global education markets undergoing widespread disruption at every level, we will discuss the impact on the education industry, and in student behavior and how Chegg is leveraging these dynamics to serve students - on their own terms - with a modern education platform that uses technology and the Internet to connect students to the resources they need.

I’m very much looking forward to introducing you to the key members of our management team who will be presenting our strategic overview, product roadmap, advances in the student graph, addressable market sizes, along with an early view of some of the future services that we have been developing. And of course, Andy will walk you through greater detail of our business model and our key drivers.

If you have not yet received a formal invitation and you’d like to come, I encourage you to email Tracey.

And with that let me turn it over to Andy who will provide you more details on Q4 and a look into next year.

Prepared Remarks - Andy Brown, CFO Chegg Inc.

Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the third quarter and our outlook for the remainder of 2016, as well as our initial outlook for 2017.

The momentum we saw in the first half of the year continued into Q3. The investments we are making in our platform, brand, student-first services and the student graph are paying off as our topline and EBITDA came in at the higher end of our expectations. For Q3, non-GAAP revenue of $55.5 million was driven primarily by 44% year-over-year growth of Chegg Services revenue to $29.7 million. As Dan mentioned earlier, we continue to see strong subscriber growth and engagement, particularly in Chegg Study, resulting in growth rates similar to fiscal 2015, but on top of a much larger user base.

For those investors new to the Chegg story, when we entered 2016, we modeled our revenue on a non-GAAP basis. We did this to make it easier for investors to monitor the underlying growth of the business, despite declining GAAP revenue. This is due to our transition from owning print textbooks, where we recorded 100% of the transaction value, to a new, more profitable revenue model where our partner Ingram will own the print textbook inventory, and we will record an approximate 20% commission from each transaction. Importantly, this partnership has allowed us to transform from using cash to generating cash. And as planned, we expect that this textbook ownership transition, which started in 2014, will be completed by the end of this year, at which time, both revenue and non-GAAP revenue will be the same. The financial benefits of this transition have been meaningful for Chegg, freeing up capital once used to purchase print textbooks and allowing us to invest in future growth opportunities, which we believe can drive greater shareholder value. At the same time, we continue to reap all of the advantages of delivering millions of textbooks to students, including low cost customer acquisition, expanding the Chegg brand and awareness, adding to our Student Graph, all while attaching students to our high growth, high margin services.

In fact, our Q3 gross margins were higher than expected at 45.8%, as a result of increased benefits and synergies from our learning services. Notably, much of the incremental revenue goes straight to the gross margin line, as digital services like Chegg Study and our writing tools have a relatively fixed cost structure. In other words, as the services grow and achieve scale, our margins should continue to increase.

As a result of the strong revenue and gross margin performance, we generated a positive adjusted EBITDA of approximately 200 thousand dollars. This is notable as it marks the first time in our history that we have been profitable in Q3 on an adjusted EBITDA basis. As you can see, we are realizing the benefits of our improved business model.

Looking at the balance sheet, we ended the quarter with cash of $90 million; In addition, the balance owed to us by our partner Ingram was $29 million, much of which will convert into cash in early 2017 per the contract terms. We also put in place a new credit facility of $30 million, which is expandable to $50 million, and replaces the asset backed facility that expired during the quarter. This puts us in a strong position to expand our current business and take advantage of strategic growth opportunities that may arise.

As expected, Chegg’s legacy print textbook inventory declined to $4 million from $30 million when we entered 2016, and we expect the balance to be very close to zero by the end of the year, as we successfully complete the textbook transition on time.

Based on the strength of our performance year-to-date and the strong start that we have seen in the fall semester, we remain confident in meeting our financial objectives that we guided to earlier this year. As Dan mentioned, we are hosting our first-ever Analyst Day next week. Typically, we would not provide next year’s guidance until our 4th quarter earnings call, however, due to the Analyst Day and to the textbook transition, we are providing you a preview of our 2017 expectations and the expected seasonality, which is included in the press release. For 2017 we currently expect revenue to be approximately $230 million, with Chegg Services revenue growing 35% to approximately $172 million and adjusted EBITDA growing to approximately $35 million, a 75% increase over 2015. Given our 2016 performance to date, combined with this outlook, we believe we’re on track to meet our operating model targets for 2018.

Specifically, for all of 2016, we expect:

•	Total revenue between $246 and $251 million,

•	non-GAAP revenue between $191 and $195 million with

•	Chegg Services revenue between $126 and $129 million

•	Gross margin between 51 and 53%

•	And adjusted EBITDA between $18 and $20 million, more than tripling from 2015.

Therefore our Q4 ranges are:

•	Total revenue between $55 and $60 million,

•	non-GAAP revenue between $48 and $52 million, with

•	Chegg Services revenue between $41 and $44 million

•	Gross margin between 65 and 67%

•	And adjusted EBITDA between $12 and $14 million

In closing, it’s been another great quarter, but more importantly we have seen our company complete a monumental transition in the past three years, from being primarily a textbook renter to a platform of interconnected services that benefit each other, resulting in a stronger business model - a model that is high growth, high margin, generates strong cash flows and is capital light.

I look forward to seeing many of you at our analyst day on November 16, where we will discuss in more detail our current and future growth opportunities. With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Standard Time (or 4:30 p.m. Eastern Standard Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 7:30 p.m. Eastern Standard Time on November 7, 2016, until 11:59 p.m. Eastern Standard Time on November 14, 2016, by calling 1-877-870-5176, or outside the U.S. +1-858-384-5517, with Conference ID 13645954. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg makes higher education more affordable, more accessible, and more successful for students. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including non-GAAP total net revenues, adjusted EBITDA, non-GAAP gross profit and margin, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of GAAP to Non-GAAP Financial Measures” and “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) non-GAAP total net revenues as total net revenues as if it had already transitioned to a fully commission-based revenue model with Ingram for its print textbook business, (2) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to include textbook depreciation and to exclude stock-based compensation expense, acquisition-related compensation costs, restructuring (credits) charges, transitional logistic charges and other (expense) income, net, (3) non-GAAP gross profit as gross profit excluding share-based compensation and transitional logistic charges, (4) non-GAAP gross margin as non-GAAP gross profit divided by total net revenues, (5) non-GAAP net loss as net loss excluding share-based compensation expense, amortization of intangible assets, acquisition related compensation costs, restructuring (credits) charges and transitional logistic charges and (6) non-GAAP net loss per share is defined as non-GAAP net loss divided by weighted-average shares outstanding. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA” and “Reconciliation of GAAP to Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Non-GAAP total net revenues adjustments.

Chegg is in the process of transitioning ownership of the print textbook library, print textbook logistics and fulfillment functions for its required materials business to Ingram. Upon completion of that transition, all revenues from its print textbook business will be digital revenues representing an approximately 20% commission from each such transaction. During the transition, Chegg reports print textbook revenues for orders that are fulfilled with textbooks owned by Chegg and commission-based revenues for orders that are fulfilled with textbooks owned by Ingram. Chegg expects the transition to a fully commission-based model with Ingram to be complete in 2017. The non-GAAP revenue adjustments present total net revenues “as if” Ingram already owned all textbooks and managed all logistics and order fulfillment. Management believes that presenting revenues as if Chegg had already fully transitioned to the commission-based model with Ingram provides investors with a better understanding of Chegg’s results of operations in light of the ongoing changes to its business model by facilitating period over period revenue comparisons during the transition period. The adjustments to total net revenues provided below reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature.

Share-based compensation expense.

Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Restructuring (credits) charges.

Restructuring (credits) charges primarily relate to expenses incurred in making infrastructure-related changes as a result of transitioning Chegg’s fulfillment obligations for the print textbook business to Ingram, as well as expenses related to the exit of Chegg’s print coupon business. These restructuring (credits) charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring (credits) charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Transitional logistic charges.

Transitional logistic charges related primarily to the closure of our warehouse and as we transitioned to Ingram’s distribution centers, which resulted in duplicative logistic charges. The duplicative logistic charges were incurred throughout 2015 until the completion of our transition of our logistics and fulfillment obligations for our print textbook business to Ingram. Chegg believes that it is appropriate to exclude transitional logistic charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include: (1) compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy and InstaEDU acquisitions, (2) the remaining pay-out related to the Bookstep acquisition and (3) adjustments to previously recognized earn-out liability on contingent compensation expense related to acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

In addition, this press release includes forward-looking fourth quarter and fiscal year 2016 non-GAAP total net revenues and adjusted EBITDA. Reconciliations of forward-looking non-GAAP total net revenues to total net revenues and adjusted EBITDA to net loss, respectively, are not available without unreasonable effort due to the unavailability of certain information needed to calculate certain reconciling items, including the split of print textbook rentals between Chegg and Ingram and the gain (loss) on liquidation of textbooks as we exit owning a textbook library due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation those included in the investor presentation referenced above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s anticipated complete transition to a fully commission-based model with Ingram by 2017; the impact of Chegg’s acquisition of Imagine Easy Solutions and Chegg’s expectation that such acquisition will be accretive to Chegg’s fiscal year 2016 revenues and earnings and benefit students; Chegg’s ability to attract new students, increase engagement and increase monetization; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; changes in the education market; and general economic and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 3, 2016, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)

	September 30, 2016	December 31, 2015
Assets	(unaudited)	*
Current assets
Cash and cash equivalents	$90,213	$67,029
Short-term investments	—	17,800
Accounts receivable, net of allowance for doubtful accounts of $390 and $378 at September 30, 2016 and December 31, 2015, respectively	9,481	13,157
Prepaid expenses	4,018	3,117
Other current assets	35,570	31,732
Total current assets	139,282	132,835
Long-term investments	—	4,229
Textbook library, net	3,956	29,728
Property and equipment, net	30,766	19,971
Goodwill	114,980	91,301
Intangible assets, net	21,659	8,865
Other assets	5,565	4,427
Total assets	$316,208	$291,356
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$7,992	$5,860
Deferred revenue	30,004	14,971
Accrued liabilities	59,034	35,280
Total current liabilities	97,030	56,111
Long-term liabilities
Total other long-term liabilities	4,075	4,170
Total liabilities	101,105	60,281
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value 400,000,000 shares authorized; 91,113,230 and 88,099,983 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	91	88
Additional paid-in capital	584,999	560,242
Accumulated other comprehensive loss	(148)	(172)
Accumulated deficit	(369,839)	(329,083)
Total stockholders' equity	215,103	231,075
Total liabilities and stockholders' equity	$316,208	$291,356

* Derived from audited consolidated financial statements as of and for the year ended December 31, 2015.

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net revenues:
Rental	$5,511	$22,703	$32,081	$93,199
Services	49,765	33,358	126,795	94,001
Sales	16,067	25,225	32,157	46,019
Total net revenues	71,343	81,286	191,033	233,219
Cost of revenues(1):
Rental	7,646	27,080	26,505	86,873
Services	12,884	10,377	38,691	32,189
Sales	18,169	24,263	33,833	44,407
Total cost of revenues	38,699	61,720	99,029	163,469
Gross profit	32,644	19,566	92,004	69,750
Operating expenses:
Technology and development (1)	16,241	15,664	49,232	45,076
Sales and marketing (1)	15,256	16,211	41,449	49,985
General and administrative (1)	13,905	12,060	41,140	35,780
Restructuring (credits) charges	(100)	342	(298)	3,320
Loss (gain) on liquidation of textbooks	2,673	(909)	(523)	(2,649)
Total operating expenses	47,975	43,368	131,000	131,512
Loss from operations	(15,331)	(23,802)	(38,996)	(61,762)
Interest expense and other (expense) income, net:
Interest expense, net	(30)	(61)	(151)	(182)
Other (expense) income, net	(148)	85	(146)	217
Total interest expense and other (expense) income, net	(178)	24	(297)	35
Loss before provision for income taxes	(15,509)	(23,778)	(39,293)	(61,727)
Provision for income taxes	554	389	1,463	1,113
Net loss	$(16,063)	$(24,167)	$(40,756)	$(62,840)
Net loss per share, basic and diluted	$(0.17)	$(0.28)	$(0.45)	$(0.73)
Weighted average shares used to compute net loss per share, basic and diluted	91,059	87,706	90,201	86,419

(1) Includes share-based compensation expense as follows:
Cost of revenues	$46	$103	$115	$318
Technology and development	3,449	3,464	11,207	9,444
Sales and marketing	1,605	126	5,456	6,214
General and administrative	5,110	5,240	15,923	15,808
Total share-based compensation expense	$10,210	$8,933	$32,701	$31,784

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(40,756)	$(62,840)
Adjustments to reconcile net loss to net cash used in operating activities:
Textbook library depreciation expense	8,903	36,838
Other depreciation and amortization expense	10,001	9,180
Share-based compensation expense	32,701	31,784
Gain on liquidation of textbooks	(523)	(2,649)
Loss from write-offs of textbooks	896	4,534
Other non-cash items	106	790
Change in assets and liabilities, net of acquisition of business:
Accounts receivable	312	(399)
Prepaid expenses and other current assets	(4,712)	(32,503)
Other assets	284	(204)
Accounts payable	2,713	1,977
Deferred revenue	14,896	21,490
Accrued liabilities	5,997	10,310
Other liabilities	(92)	(194)
Net cash provided by operating activities	30,726	18,114
Cash flows from investing activities
Purchases of textbooks	(795)	(32,226)
Proceeds from liquidations of textbooks	23,873	34,230
Purchases of marketable securities	(7,633)	(19,975)
Proceeds from sale of marketable securities	22,830	350
Maturities of marketable securities	6,844	29,989
Purchases of property and equipment	(17,834)	(5,884)
Acquisition of business, net of cash acquired	(25,864)	—
Purchase of strategic equity investment	(1,020)	(2,019)
Net cash provided by investing activities	401	4,465
Cash flows from financing activities
Common stock issued under stock plans, net	1,114	12,588
Payment of taxes related to the net share settlement of RSUs	(9,057)	(8,080)
Repurchase of common stock	—	(2,263)
Net cash (used in) provided by financing activities	(7,943)	2,245
Net increase in cash and cash equivalents	23,184	24,824
Cash and cash equivalents, beginning of period	67,029	56,117
Cash and cash equivalents, end of period	$90,213	$80,941

Supplemental cash flow data:
Cash paid during the period for:
Interest	$47	$76
Income taxes	$831	$686
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$1,517	$999
Issuance of common stock related to prior acquisition	$—	$825
Accrued deferred cash consideration related to acquisition	$16,650	$—

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(16,063)	$(24,167)	$(40,756)	$(62,840)
Interest expense, net	30	61	151	182
Provision for income taxes	554	389	1,463	1,113
Textbook library depreciation expense	1,683	9,362	8,903	36,838
Other depreciation and amortization expense	3,933	2,767	10,001	9,180
EBITDA	(9,863)	(11,588)	(20,238)	(15,527)
Textbook library depreciation expense	(1,683)	(9,362)	(8,903)	(36,838)
Share-based compensation expense	10,210	8,933	32,701	31,784
Other expense (income), net	148	(85)	146	(217)
Restructuring (credits) charges	(100)	342	(298)	3,320
Transitional logistic charges	—	2,669	—	5,859
Acquisition related compensation costs	1,500	208	3,488	1,663
Adjusted EBITDA	$212	$(8,883)	$6,896	$(9,956)

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Total net revenues	$71,343	$81,286	$191,033	$233,219
Adjustment as if transition to Ingram is complete	(15,822)	(35,790)	(48,010)	(108,127)
Non-GAAP total net revenues	$55,521	$45,496	$143,023	$125,092

Gross profit	$32,644	$19,566	$92,004	$69,750
Share-based compensation expense	46	103	115	318
Transitional logistic charges	—	2,669	—	5,859
Non-GAAP gross profit	$32,690	$22,338	$92,119	$75,927

Gross margin %	45.8%	24.1%	48.2%	29.9%
Non-GAAP gross margin %	45.8%	27.5%	48.2%	32.6%

Operating expenses	$47,975	$43,368	$131,000	$131,512
Share-based compensation expense	(10,164)	(8,830)	(32,586)	(31,466)
Amortization of intangible assets	(1,402)	(1,118)	(3,216)	(4,115)
Restructuring credits (charges)	100	(342)	298	(3,320)
Acquisition related compensation costs	(1,500)	(208)	(3,488)	(1,663)
Non-GAAP operating expenses	$35,009	$32,870	$92,008	$90,948

Operating expenses as a percent of total net revenues	67.2%	53.4%	68.6%	56.4%
Non-GAAP operating expenses as a percent of total net revenues	49.1%	40.4%	48.2%	39.0%

Total operating expenses	$(15,331)	$(23,802)	$(38,996)	$(61,762)
Share-based compensation expense	10,210	8,933	32,701	31,784
Amortization of intangible assets	1,402	1,118	3,216	4,115
Restructuring (credits) charges	(100)	342	(298)	3,320
Transitional logistic charges	—	2,669	—	5,859
Acquisition related compensation costs	1,500	208	3,488	1,663
Non-GAAP total operating (loss) income	$(2,319)	$(10,532)	$111	$(15,021)

Net loss	$(16,063)	$(24,167)	$(40,756)	$(62,840)
Share-based compensation expense	10,210	8,933	32,701	31,784
Amortization of intangible assets	1,402	1,118	3,216	4,115
Restructuring (credits) charges	(100)	342	(298)	3,320
Transitional logistic charges	—	2,669	—	5,859
Acquisition related compensation costs	1,500	208	3,488	1,663
Non-GAAP net loss	$(3,051)	$(10,897)	$(1,649)	$(16,099)

Weighted average shares used to compute net loss per share	91,059	87,706	90,201	86,419
Effect of dilutive options, restricted stock units and warrants	—	—	—	—
Non-GAAP weighted average shares used to compute non-GAAP net loss per share	91,059	87,706	90,201	86,419

Net loss per share	$(0.17)	$(0.28)	$(0.45)	$(0.73)
Adjustments	0.14	0.16	0.43	0.54
Non-GAAP net loss per share	$(0.03)	$(0.12)	$(0.02)	$(0.19)